JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-270004 and 333-270004-01

Market Linked Securities — Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the STOXX® Europe 600 Index and the EURO STOXX 50® Index due October 29, 2030

Fact Sheet dated October 9, 2025 to Preliminary Pricing Supplement dated October 9, 2025

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Indices:	STOXX® Europe 600 Index and EURO STOXX 50® Index
Pricing Date[1]:	October 24, 2025
Issue Date[1]:	October 29, 2025
Calculation Day[1,2]:	October 24, 2030
Stated Maturity Date[1,2]:	October 29, 2030
Principal Amount:	$1,000 per security (100% of par)
Maturity Payment Amount:

•   If the ending level of the lowest performing Index is greater than or equal to its starting level: $1,000 plus the greater of:

(i)     the contingent minimum return; and

(ii)    $1,000 × index return of the lowest performing Index × upside participation rate; or

•   If the ending level of the lowest performing Index is less than its starting level, but greater than or equal to its threshold level: $1,000; or

•   If the ending level of the lowest performing Index is less than its threshold level:

$1,000 + ($1,000 × index return of the lowest performing Index)

Lowest Performing Index	The Index with the lowest index return
Contingent Minimum Return:	At least 52.15% of the principal amount (at least $521.50 per security) (to be provided in the pricing supplement)
Upside Participation Rate:	100%
Starting Level:	For each Index, its closing level on the pricing date
Ending Level:	For each Index, its closing level on the calculation day
Threshold Level:	For each Index, 70% of its starting level
Index Return:	For each Index, (ending level – starting level) / starting level
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	48136HP28
Fees and Commissions:	Up to 3.87% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 3.00% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.12%. In addition, with respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.30% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

contingent minimum return of 52.15% of the principal amount
full downside exposure for decrease of more than 30%
-30%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Index Return of Lowest Performing Index at Maturity
Hypothetical Security Return
Hypothetical Index Return of the Lowest Performing Index

*Assumes a contingent minimum return equal to the minimum contingent minimum return.

If the ending level of the lowest performing Index is less than its threshold level, you will have full downside exposure to the decrease in the level of that Index from its starting level and will lose more than 30%, and possibly all, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $930.90 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $900.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: http://www.sec.gov/Archives/edgar/data/19617/000121390025097853/
ea0260863-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement, Annex A to the accompanying prospectus addendum and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, prospectus addendum, product supplement and underlying supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement, the “Risk Factors” sections in the accompanying prospectus supplement and product supplement and Annex A to the accompanying prospectus addendum. Please review the risk disclosure carefully.

•        If the Ending Level of the Lowest Performing Index Is Less Than Its Threshold Level, You Will Lose More Than 30%, and Possibly All, of the Principal Amount of Your Securities at Maturity.

•        Your Ability to Receive the Contingent Minimum Return May Terminate on the Calculation Day.

•        The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•        As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.

•        You Are Exposed to the Risk of Decline in the Level of Each Index.

•        Your Maturity Payment Amount Will Be Determined by the Lowest Performing Index.

•        You Will Be Subject to Risks Resulting from the Relationship Between the Indices.

•        The Benefit Provided by the Threshold Level May Terminate on the Calculation Day.

•        No Interest or Dividend Payments or Voting Rights

•        Lack of Liquidity

•        The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.

•        The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.

•        Potential Conflicts

•        The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.

•        The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•        The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.

•        The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.

•        Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.

•        Many Economic and Market Factors Will Impact the Value of the Securities.

•        The Securities Are Subject to Non-U.S. Securities Risk.

•        The Securities Are Subject to Currency Exchange Risk with Respect to the STOXX® Europe 600 Index.

•        No Direct Exposure to Fluctuations in Foreign Exchange Rates with Respect to the EURO STOXX 50® Index.

•        The Maturity Payment Amount Will Depend upon the Performance of Each Index and Therefore the Securities Are Subject to the Risks Associated with Each Index, Each as Discussed in the Accompanying Preliminary Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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